Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of this 11th day of May, 2001, by and between LABONE, INC., a Missouri corporation ("LabOne"), and JOSEPH C. BENAGE ("Employee");

WITNESSETH:

WHEREAS, LabOne is a laboratory specializing in clinical, substance abuse and insurance testing and related services ("Lab Business");

WHEREAS, Employee is a partner in the law firm of Morrison & Hecker L.L.P., general counsel to LabOne, is knowledgeable of the legal affairs of LabOne and has experience in connection with its Lab Business;

WHEREAS, in accordance with the terms and provisions of this Agreement, LabOne desires to employ Employee to obtain the benefit of his knowledge and experience, and Employee desires to be employed by LabOne; and

WHEREAS, LabOne and Employee agree that the restrictive covenants and confidentiality agreements contained in this Agreement are essential to the growth and stability of the Lab Business of LabOne and to the continuing viability of the Lab Business in the event the employment of Employee is terminated;

NOW, THEREFORE, in consideration of LabOne's agreement to employ Employee and the mutual promises herein contained, the parties hereto agree as follows:

1. Employment. LabOne hereby agrees to employ Employee, and Employee hereby agrees to accept such employment and to perform his duties and obligations hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Term.

(a) Base Term. The term of Employee's employment pursuant to this Agreement shall commence on May 21, 2001 and shall continue for a period of three (3) years thereafter ("Base Term"), or until terminated in accordance with the provisions of Section 14 hereof.

(b) Termination Subsequent to Change in Control. Notwithstanding any other provision of this Agreement to the contrary, in the event that (i) a change of control of LabOne shall occur at any time during which Employee is in the full-time employment of LabOne or its successor and (ii) within one (1) year after such a change in control, Employee's employment is terminated by LabOne or its successor for any reason other than permanent disability, death or normal retirement, or is voluntarily terminated by Employee for any reason at his sole discretion, LabOne will promptly pay to Employee as termination compensation the lump sum amount described below.

The lump sum amount payable to Employee shall be equal to three (3) times the average annual compensation includible in Employee's gross income from LabOne for the most recent five (5) taxable years ending before the date of the change in control. If Employee has been an employee of LabOne for less than 5 years, Employee's lump sum amount shall be equal to 3 times the average annual compensation includible in Employee's gross income from LabOne based on the portion of the 5 year period during which Employee performed services for LabOne. To the extent that any amount required to be paid hereunder would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, that excess amount need not be paid.

For the purposes of this Section 1.2(b), a "change of control" shall be deemed to have taken place if there shall have occurred (i) the sale or other disposition resulting in the transfer of legal or beneficial ownership of, or the right to vote, more than fifty percent (50%) of the outstanding capital stock of LabOne to one or more third-party purchasers, except in connection with an underwritten public offering of the common stock of LabOne, (ii) a merger or consolidation of LabOne with or into any entity, or (iii) a sale or other transfer of substantially all of the assets of LabOne to any person or entity.

In the event of termination of employment under the circumstances described above, LabOne shall pay to Employee the installments of his base salary through the date of termination of employment, any annual incentive bonus for the previous year if such has been approved but not paid and the lump sum amount as termination compensation described above, and any remaining term of this Agreement shall be cancelled. Such payments to Employee will constitute the entire obligation of LabOne to Employee with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Employee might otherwise assert against LabOne or any of its employees on account of such termination.

(c) Annual Extension. Commencing on the third anniversary of this Agreement and on each succeeding anniversary thereafter, unless LabOne notifies Employee in accordance with the immediately following sentence that Employee's employment under this Agreement will not be extended, this Agreement and Employee's employment under this Agreement shall automatically and without further action be extended for one (1) year from such anniversary on the same terms and conditions as are set forth herein. If LabOne elects not to extend Employee's employment under this Agreement as provided in the preceding sentence, it shall do so by notifying Employee in writing at least thirty (30) days prior to the applicable anniversary date of this Agreement. If LabOne elects not to extend Employees employment under this Agreement as provided above, such election shall be treated as a termination of Employee without cause within the meaning of Section 14 (e) of this Agreement and LabOne shall pay to Employee, in addition to any other sums which may be due to Employee, the lump sum severance payment provided for in Section 14.

3. Duties and Responsibilities. Employee shall serve as Executive Vice President, General Counsel and Secretary of LabOne, shall report directly to the Chief Executive Officer, shall serve in such additional executive capacities as the President and Chief Executive Officer or Board of Directors of LabOne may from time to time prescribe, shall perform all duties and responsibilities incidental to such positions and shall cooperate fully with the Board of Directors and executive officers of LabOne. Employee's job duties shall include the following:

Assistance in connection with the negotiation and drafting of contracts for services and products with customers and suppliers. Additionally, preparation of all confidentiality agreements, licensing agreements, employment agreements and other contracting requirements as may be required.

Supervision and implementation of corporate governance matters, including requested attendance of meetings of directors, committees and shareholders, preparation of resolutions and minutes thereof, and preparation of routine amendments to the corporation's organizational documents.

Preparation, review and counsel in connection with the filing of all annual and periodic reports with the SEC and NASD under the 1934 Act (routine proxy statements, 10Ks, 10Qs, 8Ks), press releases, insider reports, and securities laws insider trading compliance procedures.

Tax, ERISA, securities and corporate advice in connection with ongoing stock option, retirement and other employee benefit plans.

Design and implementation of new executive compensation and other employee benefit plans and arrangements.

Assistance in the management of human resource matters that require attention to employment practices and procedures, ADA, OSHA and other regulatory requirements, preparation and attendance to EEOC matters.

Legal services in connection with mergers, acquisitions, divestitures, strategic alliances and joint ventures.

Legal services in connection with the structuring and implementation of equity and debt financing arrangements, in tender offers, proxy contests, leveraged buyouts, spin-offs and restructuring.

Investigation, research, counsel, legal representation and management of outside counsel in connection with litigation and appeals and/or arbitration

Advice concerning healthcare compliance issues, including Medicare/Medicaid regulatory requirements.

Special projects requested by the Chief Executive Officer or Board of Directors.

Employee shall devote all of his business time, attention and energy to the performance of the foregoing duties and responsibilities.

4. Compensation. During the term of Employee's employment pursuant to this Agreement, LabOne shall pay Employee a base salary of $14,583 per calendar month, or such other amount, which shall not be less than said base salary, as may from time to time be determined by LabOne, payable bi-weekly in arrears. Employee shall also be entitled to a car allowance of $625 per calendar month.

5. Transition Expenses. LabOne shall pay Employee $25,000 on May 21, 2001 to cover Employee's reasonably expected costs to be incurred in connection with his departure from the private practice of law and employment with LabOne In the event that Employee voluntarily terminates his employment within one (1) year after the commencement of his employment with LabOne, Employee agrees to reimburse LabOne for said $25,000.

6. Stock Option. Employee shall be entitled to a grant of a Non-Qualified Stock Option under the LabOne, Inc. 2001 Long-Term Incentive Plan ("Plan"), subject to the approval of the Long-Term Incentive Plan Committee of the Board of Directors (the "Committee"), for 80,000 shares of common stock of LabOne, at an option price equal to the fair market value per share of the common stock of LabOne on the date the Committee meets to grant said option, which meeting is scheduled to be held on May 11, 2001, pursuant to a Stock Option Agreement in substantially the same form as stock option agreements previously granted to other executive officers of LabOne under the LabOne, Inc. 1997 Long-Term Incentive Plan; provided however, that in the event that Employee is terminated without cause prior to May 21, 2004, the option shall be deemed sixty percent (60%) vested as of the date of termination of his employment. If such stock option is approved by the Committee on May 11, but the Plan is not approved by the shareholders of LabOne at the annual meeting of shareholders to be held May 24, 2001, or at any adjournment thereof, the foregoing stock option shall be deemed granted on May 11, 2001 upon the terms and conditions of the Plan had the Plan been approved by the shareholders, pursuant to a Stock Option Agreement in substantially the same form as stock option agreements previously granted to other executive officers of LabOne under the LabOne, Inc. 1997 Long-Term Incentive Plan, except as provided above.

7. Incentive Compensation.

(a) Annual Incentive Bonus. During the calendar year 2001, Employee shall be eligible to receive an annual incentive bonus from LabOne (i) in an amount equal to forty percent (40%) of his base salary prorated based on his months of service to LabOne from July 1 through December 31, 2001 divided by 12 months, in the event that outside legal expenses incurred by LabOne for the period from July 1, 2001 through December 31, 2001 are $100,000 or less on annualized basis, or (ii) in an amount equal to twenty percent (20%) of base salary, prorated as provided above, in the event that outside legal expenses incurred by LabOne for the period from July 1, 2001 through December 31, 2001 are $175,000 or less on an annualized basis. For purposes of said annual incentive bonus, outside legal expenses incurred by LabOne shall exclude up to $5,000 annually for reference and research materials (including Westlaw or Lexus access), computer research charges and outside legal services and expenses incurred by LabOne for Exceptional Events. "Exceptional Events" shall include specialized services and expenses of outside counsel in connection with (1) anti-trust matters, (2) Federal Drug Administration applications and matters, (3) third-party counsel requirements relating to a recapitalization or financing provided to LabOne, (4) all litigation and arbitration (but not non-binding mediation) matters, (5) tax and other regulatory controversies, (6) securities counsel for significant transactions, (7) patent counsel and (8) all filing costs associated with any state or Federal regulatory requirements such as those imposed by the Securities and Exchange Commission, Internal Revenue Service or other governmental agencies. Fifty percent (50%) of said incentive bonus to Employee for 2001 shall be paid in the form of stock options under the LabOne, Inc. Bonus Replacement Stock Option Program ("Program"), if approved by the shareholders, and fifty percent (50%) of said incentive bonus shall be paid in cash, subject to the right in Employee to elect to receive some or all of the cash bonus for 2001 in the form of stock options under the Program, if so approved. For the calendar year 2002 and beyond, Employee shall be eligible to receive an annual incentive bonus on a par with other senior executive officers of LabOne, with one-half of Employee's annual incentive bonus to be based upon the performance of LabOne in relation to pre-determined financial goals established by the Compensation Committee of the Board of Directors and one-half of the annual incentive bonus to be based upon Employee's handling of the legal affairs of LabOne.

(b) Possible Bonus for Significant Acquisition. In the event of a significant corporate acquisition by LabOne, Employee may be entitled to be paid an additional bonus in the range of $50,000 to $100,000 for satisfactorily performing the legal work related to the completion of the acquisition. The actual amount of any such bonus would be established at the time of the acquisition.

8. Other Fringe Benefits. Employee shall be entitled to participate, after applicable eligibility periods, in such fringe benefit programs as LabOne may make available from time-to-time to its executive officers, including medical and dental insurance coverage, long-term disability insurance, pension plan, matching 401K contributions, section 125 cafeteria plan, $250,000 group term life insurance, four (4) weeks paid vacation and COBRA reimbursement for Employee's expenses of continuing his medical coverage for ninety (90) days after the termination of his employment with Morrison & Hecker, all in amounts and on terms no less favorable than those provided to other executive officers of LabOne. LabOne shall also pay the costs of Employee's (i) Missouri Bar membership, (ii) permit to practice law in the State of Kansas, (iii) Missouri and Kansas Continuing Legal Education expenses, (iv) membership in the American Bar Association and its Business Law Section, (v) membership in the National Health Lawyers Association, (vi) membership in one local bar association and one general counsel association and (vii) professional liability insurance coverage. LabOne shall also provide Employee with capable secretarial or paralegal assistance.

9. Inventions. All inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods and techniques, formulae, design, styles, specifications, databases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Employee (whether or not at the request or suggestion of LabOne, alone or in conjunction with others, and whether during regular hours at work or otherwise) during Employee's period of employment with LabOne (collectively, "Inventions"), shall be promptly and fully disclosed by Employee to an appropriate executive of LabOne. Employee hereby assigns, transfers and conveys to LabOne all rights in and to all inventions as its exclusive property. Employee shall give evidence and promptly execute and/or deliver to an appropriate executive of LabOne, without any additional compensation therefor, all papers, drawings, models, programs, data documents and other material:

(a) pertaining to or in any way relating to or evidencing any Inventions, or

(b) necessary or desirable to document such transfer, or to enable LabOne to file and process applications for and to acquire, maintain and enforce any and all patents, trademarks, registrations or copyrights with respect to any such Inventions, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright.

LabOne will be responsible for the preparation of any such instruments documents and papers for the implementation of any such proceedings and will reimburse Employee for all reasonable expenses incurred by Employee in complying with the provisions of this Section. EMPLOYEE IS HEREBY NOTIFIED THAT the provisions of this paragraph 8 shall not apply to an Invention for which no equipment, supplies, facility or trade secret information of LabOne was used and which was developed entirely on Employee's own time, unless:

(i) The Invention relates directly to the Lab Business or to LabOne's actual or demonstratively anticipated research or development, or

(ii) The Invention results from any work performed by Employee for LabOne.

10. Property of LabOne. All correspondence, notes, recordings, documents, customer lists and other materials and reproductions thereof pertaining to any aspect of the business of LabOne shall be the property of and shall be delivered to and retained by LabOne upon termination of Employee's employment pursuant to this Agreement.

11. Confidentiality. During the term of and at any time after the termination of his employment pursuant to this Agreement, Employee will hold in trust and confidence and will not divulge, disclose or convey to any person, firm, corporation or other entity and will keep secret and confidential all trade secrets, proprietary information and confidential information heretofore or hereafter acquired by him concerning LabOne or its subsidiaries, and will not use the same for himself or others in any manner, except to the extent that such information should become no longer a trade secret, proprietary or confidential. Such trade secrets, proprietary information and confidential information shall be deemed to include, but shall not be limited to, information, whether written or not:

(a) of a technical nature, such as but not limited to technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, computer software programs or research projects, including the identity of research organizations and researchers,

(b) of a business nature, such as but not limited to information concerning costs, profits, supplies, suppliers, marketing, sales or lists of customers, and

(c) pertaining to future developments, such as but not limited to information concerning research and development or future marketing methods.

12. Restrictive Covenants. In consideration of Employee's employment with LabOne and in further consideration of the compensation provided to Employee hereunder and the post-termination payments, if any, provided for in Section 14 hereof, Employee agrees that during the term of his employment pursuant to this Agreement, and for a period of two (2) years after the termination for any reason of his employment pursuant to this Agreement, Employee will not, without the prior written consent of LabOne, directly or indirectly, individually or in concert with other, or through the medium of any other corporation, partnership, syndicate, association, joint venture, or other entity or as employee, officer, director, agent, consultant, partner, member or otherwise:

(a) solicit, accept, divert or service, or attempt to solicit, accept, divert or service, any business similar to the type and character or business then engaged in by LabOne from any person, corporation or other entity who was as of the date of the termination of Employee's employment a customer of LabOne,

(b) solicit, induce or encourage any employee, contractor or agent of LabOne to terminate employment or any other relationship with LabOne or to compete with LabOne in any manner, or

(c) compete with LabOne in the Lab Business or in any other business conducted by LabOne as of the date of the termination of Employer's employment.

It is understood and agreed that Section 12(c) shall apply only with respect to the following geographic area: All territory in which LabOne or its representatives or agents, as of the date of the termination of Employee's employment pursuant hereto, sells or offers for sale LabOne's products or services.

13. Judicial Relief. LabOne and Employee agree that in the event that any court shall finally hold that any provision of Section 12 of this Agreement is void or constitutes an unreasonable restriction against Employee, the provisions of Section 12 shall not be rendered void, but shall apply with respect to such time or territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances. LabOne shall be entitled to appropriate injunctive relief in any court of competent jurisdiction to enforce its rights under Sections 9, 10, 11 and 12 of this Agreement, in addition to any other rights and remedies available to LabOne at law or in equity, it being agreed that any violation of Sections 9, 10, 11 or 12 of this Agreement by Employee is reasonably likely to cause irreparable damage to LabOne which will be difficult or impossible to value in monetary damages.

14. Termination. Employee's employment pursuant to this Agreement shall terminate upon the occurrence of any of the following events:

(a) Death. In the event that Employee dies during the term of this Agreement, LabOne shall pay to his executors or administrators an amount equal to the installments of his salary payable for the month in which he dies and any incentive compensation which may accrue during such month, and thereafter LabOne shall have no further liability or obligation hereunder to his executors, heirs or assigns or to any other person claiming under or through him.

(b) Disability. In the event that Employee continues to be unable to fully perform his duties and responsibilities hereunder by reason of illness, injury or mental or physical disability or incapacity for ninety (90) consecutive days, during which time he shall continue to be paid salary as provided in Section 4 hereof and any incentive compensation which may accrue during such period, Employee's employment pursuant to this Agreement may be terminated by LabOne, and LabOne shall thereafter have no further liability or obligation hereunder to Employee. Employee agrees in the event of any dispute under this Section to submit to a physical examination by a licensed physician selected by LabOne and to accept LabOne's decision based on the results thereof.

(c) Voluntary Termination. Employee's employment may be voluntarily terminated by Employee giving thirty (30) days' prior written notice to LabOne, during which time he shall continue to be paid salary as provided in Section 4 hereof and any incentive compensation which may accrue during such period, and LabOne shall thereafter have no further liability or obligation hereunder to Employee.

(d) Termination for Cause. Employee's employment may be involuntarily terminated by LabOne at any time for cause. In the event that Employee is involuntarily terminated by LabOne for cause, LabOne shall pay Employee's salary as provided in Section 4 hereof through the date of termination and any incentive compensation which may accrue to the date of termination and LabOne shall thereafter have no further liability or obligation hereunder to Employee.

(e) Termination Without Cause. Employee's employment may be involuntarily terminated by LabOne at any time without cause by LabOne giving thirty (30) days' prior written notice to Employee. In the event that Employee is involuntarily terminated by LabOne without cause, LabOne shall pay to Employee on or before the last day of his employment any incentive compensation which may accrue to the date of termination and a lump sum severance payment in an amount equal to the greater of (i) the installments of base salary due Employee for the balance of the then current term of this Agreement, or (ii) the aggregate of the last twelve (12) months' base salary paid Employee by LabOne preceding the month in which LabOne transmits such notice of termination. Upon such payments, LabOne shall have no further liability or obligation hereunder to Employee. Such payments to Employee will constitute the entire obligation of LabOne to Employee with respect to such termination, and will also constitute full settlement of any claim under law or in equity that Employee might otherwise assert against LabOne or any of its employees on account of such termination

(f) Stock Option and Other Obligations. Notwithstanding any other provisions of this Agreement to the contrary, in the event of the termination of Employee's employment pursuant to this Agreement, any stock option or other agreement between LabOne and Employee in effect at the time and under any other applicable plan of LabOne shall be governed by the terms of any such agreement or applicable plan.

15. Survival. Notwithstanding the termination of Employee's employment pursuant to the provisions of Section 14 hereof, Employee's obligations under Sections 9, 10, 11 and 12 hereof and the provisions for relief against Employee in Section 13 hereof shall continue in full force and effect. Any right or power conferred upon LabOne or the Board of Directors of LabOne by the terms of this Agreement shall inure to the benefit of any person(s) of entity(ies) into which LabOne is consolidated, merged or liquidated, and the Board of Directors or other governing body of any such corporation of other entity.

16. Law Governing. This Agreement shall be governed by and interpreted under the laws of the State of Missouri.

17. Notices. All notices and other communications required or permitted hereunder or necessary or convenient shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, addressed as follows:

If to Employee to:
Joseph C. Benage
Leawood, KS 66209

and if to LabOne, to:
W. Thomas Grant II
Chairman, President and Chief Executive Officer
LabOne, Inc.
10101 Renner Blvd.
Lenexa, Kansas 66219

or such other persons and addresses as have been furnished by Employee or LabOne to the other in writing. The failure of Employee or LabOne to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

18. Contents of Agreement, Amendment and Assignment. This Agreement and the Stock Option Agreement referred to herein will set forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified or terminated except in writing. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable in whole or in part by Employee.

19. Severability. If any provision of this Agreement or the application thereof under any circumstance is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

20. Gender. Masculine pronouns used herein shall refer to the masculine or feminine gender as appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LABONE, INC.

By: /s/ W. Thomas Grant II

W. THOMAS GRANT II, President

/s/ Joseph C. Benage

JOSEPH C. BENAGE